Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 4 to the Registration Statement on Form F-1 of Mobileye N.V. of our report dated May 8, 2014, except as it relates to the restatement as described in Note 2(x) to the consolidated financial statements as to which the date is June 16, 2014 and except for the stock split described in Note 2(y) as to which the date is July 16, 2014, relating to the consolidated financial statements of Mobileye N.V., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman

Kesselman & Kesselman

Certified Public Accountants (Isr.)

A member firm of PricewaterhouseCoopers International Limited

Tel Aviv, Israel
July 21, 2014